UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

PENN NATIONAL GAMING, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Institutional Shareholder Services, Inc. (ISS) recently published a report purporting to objectively analyze Penn National Gaming’s governance practices.  In short, we found the report to be inaccurate based on the methodologies and assumptions employed to arrive at their conclusions and recommendations.  While we believe the report’s flaws are numerous and varied, we have focused below on what we believe are its two most egregious shortcomings.

ISS uses Jack in the Box, Domino’s and other restaurant operators as the primary peer group to compare the Company’s compensation practices

ISS asserts that the Company has a “persistent pay for performance misalignment”.  For those familiar with Penn National’s operating performance, this is an unsupportable assertion.  In fact, the Company has a proven track record of successfully managing its existing portfolio of gaming and racing properties while simultaneously creating for shareholders a robust pipeline of future development and growth opportunities.   For example, in 2011, the Company generated a $144.3 million increase in adjusted EBITDA (income from operations, excluding the impact of stock compensation, insurance recoveries and deductible charges, depreciation and amortization, and gain or loss on disposal of assets, and inclusive of gain/loss from unconsolidated affiliates), representing a 25% increase over the prior year’s adjusted EBITDA.  In addition to generating growth from our existing operating base, we made significant progress on three major gaming projects that opened or are expected to open this year.  These projects represent over $1.1 billion of capital being prudently invested in new gaming facilities that we expect will create attractive returns for our shareholders for years to come.

Moreover, setting aside the specifics of the Company’s proven track record of performance and growth, ISS’ conclusion is deeply flawed even using its own methodology because it is based on a peer group selected by ISS that does not represent the gaming industry and Penn National’s competitors for executive talent.  To be clear, we are in direct competition for executive talent with the other domestic and international gaming companies — not with any of the restaurant operators that ISS has mistakenly selected as relevant peers for the purposes of evaluating our compensation practices.

Inexplicably, and without our consultation or dialog, ISS has unilaterally elected to compare the Company primarily with fast food and casual quick service restaurant operators.  Of the 15 companies identified by ISS as peers for the Company, 11 are restaurant companies, two are hotel companies, one is a gaming equipment supplier and only one is an actual gaming operator.  The restaurant companies include Jack in the Box, Wendy’s and Domino’s Pizza.  As clearly illustrated by the attached comparison, these businesses are simply not comparable to the highly regulated, highly specialized gaming industry where the Company operates and competes.

In substituting such an arbitrary and inapposite selection of peers for the considered judgment of the directors and officers of the Company, ISS completely ignores the fact that virtually all of the Company’s executive officers have been recruited from other gaming companies.  It should be known that we attempted to engage in dialogue with ISS on this issue, but were informed that ISS is generally reluctant to make any changes to our peer group  that would not allow an “apples-to-apples” comparison based on the peer group initially constructed by ISS.  We interpret this to mean that despite the clearly erroneous results of the “one size fits all” approach to assembling peer groups, ISS intends to perpetuate this error on significant governance matters to avoid the easy process of constructing a group of peers that operates in the industry where the Company operates.  In a matter as critically important as the successful recruitment and retention of executive talent, we can only conclude that it is ISS that has demonstrated a persistent failure of performance by not taking the time to properly evaluate the Company’s track record nor to understand the participants in the gaming industry in the selection of its peer group for purposes of its compensation analysis.  As such, in our view, ISS’ compensation analysis as it relates to Penn National Gaming — and likely other gaming companies — cannot be relied upon.

ISS’s conclusions are based on the flawed assumption that stock options are not performance based compensation

ISS asserts that “a significant portion (63%) of the CEO total compensation is not performance-based”.  In stark contrast and utilizing ISS’ own valuation methodology on compensation components, we believe the reality is that at least 84% of the CEO’s total compensation is performance based.   The difference between our viewpoints is that the ISS conclusion is based on the flawed proposition that stock options are not performance-based compensation.

It’s self evident to us and members of the investment community and capital markets that options are quintessentially performance based.  An option is only valuable if the stock price rises.  If the stock price decreases, the option loses value and, if it declines below the exercise price, it has no value.  For this reason, and as we have outlined in detail in our proxy statement, we believe that the award of equity compensation is the most critical component of our executive compensation program because equity compensation most directly aligns executive compensation to management’s long-term success in increasing shareholder value.  Further, equity compensation fosters an environment and corporate culture where employees “think like owners” and are motivated to increase the long-term value of the Company by aligning their interests with those of the Company’s shareholders. Accordingly, we believe that equity compensation is the preferred tool to reflect the Company’s principles of “pay for performance” so that a portion of each executive’s compensation package, particularly stock options and SARs, will grow in value as shareholder value is increased.

********

Based on our extensive shareholder outreach efforts during the course of the past year and daily dialog with investors, we are confident that Penn National Gaming shareholders are secure in management’s ability to continue delivering attractive long-term investment returns.  In this regard, Institutional Investor magazine recently released the results of the 2012 All-America Executive Team survey and buy side institutional investors voted Peter Carlino to Second Place in the Best CEO category for Gaming and Lodging, while William Clifford was voted the Best CFO (First Place) in the Gaming and Lodging industry.  In addition the Institutional Investor survey of Buy Side institutional investors also includes “America’s Best Investor Relations” and Penn National’s investor relations effort was named Second Place in the Best Investor Relations Company Category based on voting by buy side institutional investment professionals.

Considering the facts presented herein, we strongly believe that if shareholders look beyond the flawed, one-size-fits-all analysis provided by ISS, they will clearly see that the compensation paid to our executive team in 2011 was commensurate with the Company’s performance and growth and is consistent with the compensation paid by our gaming industry peers — the very companies against whom we routinely compete for executive talent.

In summary, we believe that if investors objectively evaluate the facts they will find it fair and reasonable to vote in favor of the Company’s say-on-pay advisory vote on compensation.

If you would like to discuss these matters further, we encourage you to contact Joe Jaffoni, our investor relations representative at 212-835-8500.  We remain tremendously appreciative of your belief in Penn National, its management and strategies for growth as demonstrated by your investment, and we look forward to continuing our efforts to further increase the value of your holdings.

Peer Group Comparison

Penn National Gaming, Inc.’s Peers*	Industry	Peers Identified by ISS	Industry
Ameristar Casinos, Inc.	Gaming	Bob Evans Farms, Inc.	Restaurant
Boyd Gaming Corporation	Gaming	Brinker International, Inc.	Restaurant
Isle of Capri Casinos, Inc.	Gaming	Chipotle Mexican Grill, Inc.	Restaurant
Las Vegas Sands Corp.	Gaming	Cracker Barrel Old Country Store, Inc.	Restaurant
MGM Resorts International	Gaming	Domino’s Pizza, Inc	Restaurant
Pinnacle Entertainment, Inc.	Gaming	Jack in the Box Inc.	Restaurant
Wynn Resorts, Limited	Gaming	P.F. Chang’s China Bistro, Inc.	Restaurant
		Panera Bread Company	Restaurant
		Ruby Tuesday, Inc.	Restaurant
		The Cheesecake Factory Incorporated	Restaurant
		The Wendy’s Company	Restaurant
		Starwood Hotels & Resorts Worldwide, Inc.	Hotels
		Wyndham Worldwide Corporation	Hotels
		International Game Technology	Electronic Game Manufacturer
		Boyd Gaming Corporation	Gaming

*           Penn National Gaming, Inc. also considers any available compensation data from Trump Entertainment Resorts, Inc., which entered into bankruptcy in 2009, as well as Caesars Entertainment, Inc., which was taken private but conducted an initial public offering in 2012, and Station Casinos, Inc., which was taken private but continues to file periodic reports under the Securities and Exchange Act of 1934, as amended.